Exhibit 5.1

Thomas A. Coll

T: +1 858 550 6013

tcoll@cooley.com

August 12, 2014

Ambit Biosciences Corporation

11080 Roselle Street

San Diego, CA 92121

Ladies and Gentlemen:

We represent Ambit Biosciences Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,883,427 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,716,761 (the “2013 Plan Shares”), reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (ii) 166,666 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”, and collectively with the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2013 Plan Shares, when sold and issued in accordance with the 2013 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Thomas A. Coll